Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 05/26/2006
FILED 06:29 PM 05/26/2006
SRV 060513604 - 4057653 FILE

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

• First: That at a meeting of the Board of Directors of

SUN ENERGY SOLAR, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ FOURTH” so that, as amended, said Articles shall be and read as follows:

FOURTH: THE CORPORATION SHALL BE AUTHORIZED TO ISSUE ONE BILLION FIVE HUNDRED MILLION (1,500,000,000) SHARES OF COMMON STOCK, WITH A PAR VALUE OF $0.00005 each.

• Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

• Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

• Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Matthew A. Veal
(Authorized Officer)
NAME: Matthew A. Veal , Assistant Secretary
(Type or Print)